Supplemental Proxy Information
The Annual Meeting of the Stockholders of the Fund was held on June 15, 2000. The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                                   Votes  in     Votes        Votes
                                                            Favor of      Against      Abstained


1.  To elect the following Andrew McNally IV                 16,434,000     6,083,257            0
                           Frederick O. Robertshaw           16,434,000     6,083,257            0
                           Harold J. Schaaff, Jr.            16,434,000     6,083,257            0
                           Graham E. Jones                   16,435,115     6,082,142            0
                           John D. Barrett II                16,435,015     6,082,242            0
                           Gerard E. Jones                   16,435,115     6,082,142            0
                           RMJ Gerard La Hausse de la Louvie 16,434,760     6,082,497            0
                           William G. Morton, Jr.            16,435,015     6,082,242            0
                           Samuel T. Reeves                  15,802,395     6,714,862            0

The Annual Meeting of the Stockholders of the Fund was reconvened on August 1, 2000.
The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                                   Votes  in     Votes        Votes
                                                            Favor of      Against      Abstained


2.  To ratify the selection of Ernst & Young LLP as          11,611,736     8,044,426       12,307
     independent accountants of the Fund







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